SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 11, 2011

SAKS INCORPORATED

(Exact name of registrant as specified in its charter)

TENNESSEE	1-13113	62-0331040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12 East 49th Street New York, New York		10017
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 940-5305

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 15, 2003, Saks Incorporated (the “Company”) and Saks Fifth Avenue, Inc. (successor to McRae’s, Inc., which was successor to Jackson Office Properties, Inc.), entered into a program agreement (“Program Agreement”) with Household Bank (SB), N.A. now known as HSBC Bank Nevada, N.A., (“HSBC”), pursuant to which HSBC owns and issues, to our customers, proprietary credit cards. We and HSBC have entered into several amendments to the Program Agreement since 2003.

On November 11, 2011, we and HSBC entered into a Sixth Amendment to the Program Agreement (the “Sixth Amendment”). The Sixth Amendment provides for an extension of the term of the Program Agreement to April 15, 2018, subject to the early termination rights set forth in the Program Agreement, as well as an amendment of the risk and revenue sharing provisions of the Program Agreement, certain of which will apply retroactively from April 15, 2011. The Sixth Amendment also amends certain of the early termination provisions of the Program Agreement, including the replacement of continuing termination rights otherwise applicable in respect of HSBC’s sale of its credit card business to Capital One Financial Corporation (“Capital One”) with a limited 30-day termination right exercisable by us commencing on September 1, 2012. The Sixth Amendment also provides for certain rights of early termination by either party in the event the transaction between Capital One and HSBC is terminated prior to closing and certain other early termination rights as set forth in the Sixth Amendment. It is management’s current estimate that aggregate revenue share associated with the Sixth Amendment will positively impact Saks’ profitability for the fiscal year ended January 28, 2012 by approximately $6 million. Of this amount, management estimates the increase associated with the retroactive adjustment between April 15, 2011 and October 29, 2011 (the end of our third fiscal quarter) would be approximately $5 million. This retroactive adjustment will be recorded in the fourth quarter of 2011. These are amounts that will be and are expected to be received in exchange for other considerations. These estimates involve risks and uncertainties, including those listed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011 and its subsequent Quarterly Reports on Form 10-Q.

The Sixth Amendment also amends, among other provisions, provisions of the Program Agreement: (i) governing marketing support for the program and our co-brand credit card program, (ii) relating to acceptance of credit card applications over the internet and governing the rights and obligations of the parties relating to the provision of credit for internet purchases, (iii) governing the process for amending the program’s underwriting and risk management policies, (iv) relating to termination procedures and our option to purchase the credit card portfolio upon termination of the Program Agreement, (v) relating to the applicability of the Program Agreement to stores and credit portfolios that may be acquired by us in the future, (vi) governing the indemnification obligations of the parties, and (vii) permitting extension of credit to certain customers with recourse to Saks. We have agreed to the assignment of the Program Agreement to Capital One upon closing of its acquisition of HSBC’s credit card business, subject to the terms and conditions of the Sixth Amendment,

The foregoing description of the Sixth Amendment does not purport to be complete and is qualified in its entirety by reference to the Sixth Amendment, which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description of Document

99.1	Sixth Amendment to the Program Agreement, dated as of November 11, 2011, among Saks Incorporated, Saks Fifth Avenue, Inc., and HSBC Bank Nevada, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAKS INCORPORATED

Date: November 14, 2011	/s/ Ann Robertson
Ann Robertson
Associate General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Description

99.1	Sixth Amendment to the Program Agreement, dated as of November 11, 2011, among Saks Incorporated, Saks Fifth Avenue, Inc., and HSBC Bank Nevada, N.A.